First Amendment to
                          Employment Agreement Between
                     Mid Atlantic Medical Services, Inc. and
                                 Robert E. Foss



This amendment shall be the First Amendment to the Employment Agreement ("Agreement") between Mid Atlantic Medical Services, Inc. ("Company") and Robert
E. Foss which was entered into as of January 8, 1999.

WHEREAS, the Agreement provided for a limited retirement benefit to be paid to Mr. Foss in addition to other benefits; and

WHEREAS, the Company believes it is in the best interests of the Company to provide additional retirement benefits to Mr. Foss as well as adjust certain other benefits;

NOW THEREFORE, the parties agree to amend the Agreement as follows:

1.       Stock Options:  Add the following to Paragraph 4:

     "On both January 1, 2000 and January 1, 2001, the Company will grant Executive options to purchase no less than 130,000 shares of MAMSI common stock at the stock price on the date of grant. Such options will vest 50% on the date of grant and 50% based on performance to be determined by the Stock Option Committee and the Board at the first Board meeting in 2000 and 2001 respectively."

2. Termination for Disability: Replace "thirty (30)" in Paragraph 5 (a)(i) with "ninety (90)".

3. Termination Under Change in Control: Delete Paragraph 6 and replace with the following:

     "6. Change in Control. Notwithstanding any other provision to the contrary, the following provisions will govern in the event of a change in control as defined herein.

a.       A change in control  shall be deemed to have  occurred if, at any time,
         (i) substantially all the assets of the Company shall have been sold or transferred by sale, merger or otherwise, or if any "person" (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) is or (ii) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then-existing outstanding securities of the Company.

b. In the event of a change in control as defined in Section 6(a) above, Executive shall be entitled to a lump sum payment which shall be equal to two times the Executive's Base Salary and two times the amount equal to the maximum bonus the Executive could have earned under the applicable bonus plan for the year in which such change in control occurs in lieu of payment under the bonus plan. Upon payment, the obligations of the Company to employ Executive under this Agreement shall cease.

c. In the event of a change in control as defined in Section 6(a) above, all stock options to which Executive has been granted shall immediately vest and become exercisable. Such acceleration of the vesting of stock options shall be in addition to, and shall have no affect on, any payments accrued pursuant to subsection 6(b).

d. In the event of a change in control as defined in Section 6(a) above, the Company shall also pay to Executive an amount equal to the sum of
         (x) excise taxes imposed on the Executive under Section 4999 of the Internal Revenue Code and (y) income taxes due from the Executive with respect to the payment of the amount in subsection (x) above as well as the payment for income taxes under this subsection 6(d).

e. In the event of a change in control as defined in Section 6(a) above, or any successor changes in control thereafter, the payment of all retirement benefits as defined in Section 5(d) of this Agreement shall become the obligation and responsibility of the successor company or "person" noted in Section 6(a) above."

4. Retirement: Delete Paragraph 5(d) and replace it with the following:

     "(d) Retirement. Subject to the vesting schedule set forth below, retirement benefits shall be payable to Executive beginning on the day Executive attains age sixty-two (62), (1) if he is at that time still employed by the Company, and he elects to retire from employment with the Company, or (2) he is not at the time employed by the Company, and elects to begin receiving retirement benefits. Notwithstanding the above provision, the Executive and the Company may agree that the Executive may continue to be employed by the Company and not to retire at age 62. In addition, the Executive may elect an early retirement and may elect to receive payment of the retirement benefit at anytime after attaining age 55 but before age 62 by providing written notice to the Company. Such early retirement benefit will be actuarially adjusted solely for actual retirement age and will be subject to the vesting schedule provided below. The date on which the Executive retires shall be referred to as the "Retirement Termination Date".

     If Executive retires on or after reaching age 62, Executive will be entitled to receive from the Company a retirement benefit which will provide an annual lifetime benefit in an amount equal to three percent of the total average annual Base Salary and bonus compensation for the years beginning on or after January 1, 1999 times the total number of months of service with the Company, including all months prior to January 1, 1999, divided by 12 to a limit of 60% of Executive's total compensation defined as the total amount of annual salary and maximum annual bonus that Executive could have earned in the calendar year of Executive's termination of employment with the Company. If Executive elects early retirement and retires after reaching age 55 but before age 62, the annual payment shall be adjusted so that the total amount of retirement benefits to be paid do not exceed the actuarial equivalent of the amount which would then have been payable in retirement benefits had Executive reached and retired at age 62. For the purposes of determining actuarial equivalency, the retirement benefit will be reduced by .25% per month for each month that the actual retirement age is below age 62.

     Retirement benefits will vest 50% if Executive is employed by the Company on January 1, 2000 and the remaining 50% if the Executive is employed on January 1, 2001 and 100% immediately upon a change in control, death or disability. Such retirement benefit shall be paid in single annual payments for the life of the Executive with the initial payment made to the Executive on the Retirement Termination Date. The Company shall not be obligated to pay any retirement benefit under this subsection if the Executive is terminated for cause by the Company.

     Executive may elect a beneficiary to receive a survivor benefit upon the Retirement Termination Date. If Executive dies prior to retirement without naming a beneficiary, then Executive's surviving spouse shall be deemed to be his named beneficiary or if Executive has no surviving spouse, to his issue per stirpes. If Executive dies prior to retirement, the Executive's named beneficiary shall be entitled to elect a lump sum benefit, payable immediately or in annual payments over the beneficiary's lifetime, of the actuarial equivalent of the retirement benefit earned to the date of death. For this purpose, the Company will use the lower of the U.S. Government T-Bill Rate or 5% and a mortality table in general use at the time of the Executive's death.

     If Executive is employed by the Company on the Retirement Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs and any non-reimbursed business expenses."

5.       Business Automobile:  Add the following new paragraph:

     "10. Business Automobile. The Company shall pay to Executive a car allowance of $450 monthly."

6.       Health Insurance:  Add the following new paragraph:

     "11. Health Insurance. Both the Executive and the spouse of the Executive at the time of retirement or spouse upon death of the Executive will be eligible for health coverage from the Company or its successor during the term of their respective lives. Such health coverage to be paid for by
     Executive or the spouse of the Executive with the normal Company contribution for active employees in effect during the period of coverage."

7. Covenant Not to Compete: Add the following new paragraph:

     "12. Covenant Not to Compete. Executive covenants and agrees that, in consideration of the amounts to be paid Executive hereunder and other good and valuable consideration, for a period of one (1) year beyond the Without Cause Termination Date, Executive shall not be employed as an executive officer of, control, manage, or otherwise participate in the management of the business of a "significant competitor" of the Company. The term "significant competitor" shall mean any company or division of a company that, on Effective Date, directly or indirectly, is materially (10% or more of its revenues) engaged in the operation or management of a health maintenance organization or any other similar provider, payer or insurer for medical services. The Company and Executive agree that the terms and conditions of this Section 12 shall survive the termination of this Agreement following the Termination Date."

8. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

9. This Amendment shall be effective as of August 11, 1999.

Signed and delivered this ____ day of September, 1999 in the Company's offices at 4 Taft Court, Rockville, Maryland.

By:  Mid Atlantic Medical Services, Inc.        By:  Robert E. Foss
Thomas P. Barbera                                Robert E. Foss
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Name                                                           Name
President and CEO                               Senior EVP and CFO
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Title                                                         Title